Exhibit (a)(8)

Blue Coat

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Agreement to Terms of Election

1. As soon as practicable after the Amendment Date, Blue Coat shall return to me a final and completed Stock Option Amendment and Special Bonus Agreement in which there is indicated the Adjusted Exercise Price for each Amended Option and the dollar amount of the Cash Bonus to which I will be entitled with respect to that option.
2. If I cease to remain employed by Blue Coat or any affiliated entity after I tender my Eligible Options but before Blue Coat accepts those options for amendment, my Eligible Options will not be amended and I will not become entitled to any Cash Bonus.
3. Until the Expiration Date, I will have the right to change my election with respect to my Eligible Options. However, after that date I will have no further right to change my election with respect to my Eligible Options, unless Blue Coat does not accept my tendered Eligible Options before June 26, 2007, the 40th business day after commencement of the Offer. I may then revoke my elections with respect to my tendered Eligible Options at any time prior to Blue Coat's acceptance of those options for amendment pursuant to the Offer.
4. The tender of my Eligible Options pursuant to the procedure described in Section 4 of the Offer and the instructions to the Election Form will constitute my acceptance of all of the terms and conditions of the Offer. Blue Coat's acceptance of my tendered Eligible Options for amendment pursuant to the Offer will constitute a binding agreement between Blue Coat and me upon the terms and subject to the conditions of the Offer.
5. I am the registered holder of the Eligible Options tendered hereby, and my name, employee identification number and other information appearing on the Election Form are true and correct.
6. I am not required to tender my Eligible Options pursuant to the Offer. However, if I do not tender such options or if those options are not otherwise amended pursuant to the Offer, then I must take other action on my own with respect to those options in order to bring those options into compliance with Section 409A of the Internal Revenue Code and thereby avoid adverse tax consequences.
7. Blue Coat cannot give me legal, tax or investment advice with respect to the Offer and has advised me to consult with my own legal, tax and investment advisors as to the consequences of participating or not participating in the Offer.
8. Under certain circumstances set forth in the Offer document, Blue Coat may terminate or amend the Offer and postpone its acceptance and amendment of the tendered Eligible Options. In the event the Eligible Options tendered herewith are not accepted for amendment, those options will be returned to me promptly following the expiration or termination of the Offer.
9. I understand that neither Blue Coat nor Blue Coat's Board of Directors is making any recommendation as to whether I should tender or refrain from tendering my Eligible Options for amendment, and that I must make my own decision whether to tender my Eligible Options, taking into account my own personal circumstances and preferences. I understand that the Amended Options resulting from the amendment of my tendered Eligible Options may decline in value and may be "out of the money" when I decide to exercise those options. I further understand that past and current market prices of Blue Coat common stock may provide little or no basis for predicting what the market price of Blue Coat common stock will be when Blue Coat amends my tendered option or at any other time in the future.
10. I hereby acknowledge that I have read the documents related to the Offer listed below:
    Offer to Amend Eligible Options
    Instructions to the Electronic Election Form
    Stock Option Amendment and Special Bonus Agreement
11. I hereby elect to participate in the Offer with respect to my Eligible Options as previously identified, and I hereby tender such Eligible Options for amendment in accordance with the Offer to Amend. I agree that the options identified are the Eligible Options I hold. I agree and understand that each of the Eligible Options which I have elected to amend in the Offer will be amended by Blue Coat unless I submit a new, properly completed Election Form prior to the expiration of the Offer.
12. I understand that I will receive an Election Confirmation Statement via e-mail at my Blue Coat e-mail address within one business day after the submission of my Election Form on the Offer website. If I have not received an Election Confirmation Statement in the timeframe prescribed, I agree that it is my responsibility to confirm that Blue Coat has received my complete submission by e-mailing a copy of my Print Confirmation to stock.admin@bluecoat.com or faxing a copy of my Print Confirmation to Sonia Sexton at (408) 220-2106 prior to the expiration of the Offer.
13. I acknowledge that the Offer and the other documents and communications regarding the Offer are being delivered to me electronically. Such means of electronic delivery may include, but do not necessarily include, the delivery of a link to a Blue Coat intranet, the delivery of a document via e-mail or such other means of delivery specified by Blue Coat. By executing the Election Form, I acknowledge that I have read this provision and consent to the electronic delivery of the documents. I acknowledge that I may receive from Blue Coat a paper copy of any documents delivered electronically at no cost to me by contacting Blue Coat in writing using the contact information on the Instructions to the Election Form. I further acknowledge that I will be provided with a paper copy of any documents if the attempted electronic delivery of such documents fails. Similarly, I understand that I must provide Blue Coat with a paper copy of any documents if my attempted delivery of such documents electronically fails.
14. My electronic signature is required in order to participate in this Offer. By clicking on the I AGREE button below I am agreeing to the terms of the Election Form and to the use of an electronic signature that will make my election a binding agreement between Blue Coat and me upon the terms and conditions of the Offer.

Email: mario.perotti@bluecoat.com
Employee ID: 9999

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I AGREE